AMERICA FIRST MORTGAGE INVESTMENTS, INC.

         ARTICLES OF AMENDMENT AND RESTATEMENT

     AMERICA FIRST MORTGAGE INVESTMENTS, INC., a
Maryland corporation, having its principal office in Baltimore, Maryland (which is hereinafter called the "Corporation"), hereby certifies to the State
Department of Assessments and Taxation of Maryland that:

     FIRST:    The Charter of the Corporation is hereby
amended and restated to read in its entirety as follows:


        AMERICA FIRST MORTGAGE INVESTMENTS, INC.

       AMENDED AND RESTATED ARTICLES OF INCORPORATION


     FIRST: THE UNDERSIGNED, Billie J. Swoboda, whose address is 32 South Street, Baltimore, Maryland 21202, being at least eighteen years of age, acting as incorporator, does hereby form a corporation under the general laws of the State of Maryland.

     SECOND: The name of the corporation (which is hereinafter called the "Corporation") is:

         America First Mortgage Investments, Inc.

     THIRD: (a) The purposes for which, and any of which, the Corporation is formed and the business and objects to be carried on and promoted by it are:

          (1)  To engage in the business of a REIT as
     that phrase is defined in the Code, and to engage in any lawful act or activity for which corporations may be organized under the Maryland
     General Corporation Law; and

          (2)  To engage in any one or more businesses
     or transactions, or to acquire all or any portion of any entity engaged in any one or more businesses or transactions, which the Board of Directors may from time to time authorize or approve, whether or not related to the business described elsewhere in this Article or to any other business at the time or theretofore engaged in by the Corporation.

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     (b)  The foregoing enumerated purposes and objects
shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Article of the Charter of the Corporation, and each shall be regarded as independent;
and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the general laws of the State of Maryland.

     FOURTH: The present address of the principal office of the Corporation in this State of Maryland is 32 South Street, Baltimore, Maryland 21202.

     FIFTH: The name and address of the resident agent of the Corporation in this State are: The Corporation
Trust Incorporated, 32 South Street, Baltimore,
Maryland 21202. Said resident agent is a Maryland corporation.

     SIXTH: (a) The total number of shares of stock of all classes which the Corporation has authority to issue is 500,000,000 shares of capital stock (par value
$.01 per share), amounting in aggregate par value to $5,000,000, of which shares 375,000,000 are initially classified as "Common Stock," and 125,000,000 are initially classified as "Excess Stock." Subject to Article NINTH, the Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital stock.

     (b) Subject to Article NINTH, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Common Stock of the Corporation:

          (1)   Each share of Common Stock shall have
     one vote and, except as otherwise provided in respect of any class of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock. Shares of Common Stock shall not have cumulative voting rights;

          (2) Subject to the provisions of law and any preferences of any class of stock hereafter classified or reclassified, dividends or other distributions, including dividends or other distributions payable in shares of another class of the Corporation's stock, may be paid ratably on the Common Stock at such time and in such amounts as the Board of Directors may deem advisable;

          (3)  In the event of any liquidation,
     dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, together with the holders of Excess Stock and any other class of stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the net assets of

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     the Corporation remaining, after payment or
     provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class of stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled;
     and

          (4)   Each share of Common Stock is
     convertible into Excess Stock as provided in Article NINTH.

     (c) A description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Excess Stock of the Corporation is set forth in Article NINTH.

     (d) Subject to the foregoing, the power of the Board of Directors to classify and reclassify any of the shares of capital stock shall include, without limitation, subject to the provisions of the Charter, authority to classify or reclassify any unissued shares of such stock into a class or classes of preferred stock, preference stock, special stock or other stock, and to divide and classify shares of any class into one or more series of such class, by determining, fixing or altering one or more of the following:

          (1)  The distinctive designation of such
     class or series and the number of shares to constitute such class or series; provided, that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this subparagraph;

          (2)  Whether or not shares of such class or
     series shall have dividend rights and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating;

          (3)  Whether or not shares of such class or
     series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights; provided, that there shall be no increase in the number of directors except as set forth in paragraph (a) of Article
     SEVENTH;

          (4)  Whether or not shares of such class or
     series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine;

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          (5)  Whether or not shares of such class or
     series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof;

          (6)  The rights of the holders of shares of
     such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock;

          (7)  Whether or not there shall be any
     limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corporation, including action under this subparagraph, and, if so, the terms and conditions thereof; and

          (8)  Any other preferences, rights,
     restrictions, including restrictions on
     transferability, and qualifications of shares of such class or series, not inconsistent with law and the Charter of the Corporation.

     (e) For the purposes hereof and of any articles supplementary to the Charter providing for the classification or reclassification of any shares of capital stock or of any other charter document of the Corporation (unless otherwise provided in any such articles or document), any class or series of stock of the Corporation shall be deemed to rank:

          (1)   prior to another class or series either
     as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;

          (2) on a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and

          (3)   junior to another class or series
     either as to dividends or upon liquidation, if the

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     rights of the holders of such class or series
     shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

     SEVENTH: (a) The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation shall be seven, which number may be increased or decreased by at least two-thirds of the entire Board of Directors pursuant to the Bylaws of the Corporation, but shall never be less than the minimum number permitted by the general laws of the State of Maryland now or hereafter in force. After the closing of the Combination Transaction at least a majority of the directors shall be Independent Directors.

     (b) Subject to the rights of the holders of any class of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by the required vote of the stockholders or the directors then in office. A director so chosen by the stockholders shall hold office for the balance of the term then remaining.
A director so chosen by the remaining directors shall hold office until the next annual meeting of stockholders, at which time the stockholders shall elect a director to hold office for the balance of the term then remaining. No decrease in the number of directors constituting the Board of Directors shall affect the tenure of office of any director.

     (c)  Whenever the holders of any one or more
series of Preferred Stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the Board of Directors shall consist of said directors so elected in addition to the number of directors fixed as provided in paragraph (a) of this Article SEVENTH or in the Byl-aws. Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of any one or more series of Preferred Stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders.

     (d) Subject to the rights of the holders of any class separately entitled to elect one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of at least 80% of the combined voting power of all classes of shares of capital stock entitled to vote in the election for directors voting together as a single class.

     (e) The directors shall be divided into three classes as follows:

               (a)  The term of office of
          Class I shall be until the 1999
          annual meeting of stockholders and
          until their successors shall be
          elected and have qualified and
          thereafter shall be for three years
          and until their successors shall be
          elected and have qualified;

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               (b)  the term of office of
          Class II shall be until the 2000
          annual meeting of stockholders and
          until their successors shall be
          elected and have qualified and
          thereafter shall be for three years
          and until their successors shall be
          elected and have qualified; and

               (c)  the term of office of
          Class III shall be until the 2001
          annual meeting of stockholders and
          until their successors shall be
          elected and have qualified and
          thereafter shall be for three years
          and until their successors shall be
          elected and have qualified.

     (f) The names of the individuals who will serve as directors of the Corporation until their successors are elected and qualify are as follows:

               (d)  The following persons
          shall serve as Class I directors:

                         Michael B. Yanney
                         Gregor Medinger

               (e)  The following persons
          shall serve as Class II directors:

                         George H. Krauss
                         Michael L. Dahir

               (f)  The following persons
          shall serve as Class III directors:

                         George V. Janzen
                         Stewart Zimmerman
                         W. David Scott

If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain, if possible, the equality of the number of directors in each class. If such equality is not possible, the increase or decrease shall be apportioned among the classes in such a way that the difference in the number of directors in any two classes shall not exceed one. Stockholder votes to elect directors shall be conducted in the manner provided in the Bylaws.

     EIGHTH: (a) The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and of the directors and the stockholders:

          (1)  The Board of Directors is hereby
     empowered to authorize the issuance from time to time of shares of its stock of any class, whether

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     now or hereafter authorized, or securities
     convertible into shares of its stock of any class or classes, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors and without any action by the stockholders.

          (2)  No holder of any stock or any other
     securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Corporation other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix; and any stock or other securities which the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.

          (3)   The Board of Directors of the
     Corporation shall, consistent with applicable law, have power in its sole discretion to determine from time to time in accordance with sound accounting practice or other reasonable valuation methods what constitutes annual or other net profits, earnings, surplus or net assets in excess of capital; to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Corporation; to set apart out of any funds of the Corporation such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine and to abolish any such reserve or any part thereof; to redeem or purchase its stock or to distribute and pay distributions or dividends in stock, cash or other securities or property, out of surplus or any other funds or amounts legally available therefor, at such times and to the stockholders of record on such dates as it may, from time to time, determine; to determine the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof
     (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); to determine the fair value and any matters relating to the acquisition, holding and disposition of any assets by the Corporation; and to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the Corporation, or any of them, shall be open to the inspection of stockholders, except as otherwise provided by statute or by the Bylaws, and, except as so provided, no stockholder shall have any right to inspect any book, account or document of the Corporation unless authorized so to do by resolution of the Board of Directors.

          (4)  The Board of Directors shall, in
     connection with the exercise of its business judgment involving a Business Combination (as defined in Section 3-601 of the Maryland General
     Corporation Law) or any actual or proposed transaction which would or may involve a change in control of the Corporation (whether by purchases of shares of stock or any other securities of the Corporation, in the open market or otherwise, tender offer, merger, consolidation, dissolution, liquidation, sale of all or substantially all of

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     the assets of the Corporation, proxy solicitation
     or otherwise), in determining what is in the best interests of the Corporation and its stockholders and in making any recommendation to its stockholders, give due consideration to all relevant factors, including, but not limited to
     (A) the economic effect, both immediate and long-term, upon the Corporation's stockholders, including stockholders, if any, who do not participate in the transaction; (B) the social and economic effect on the employees, customers of, and others dealing with, the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located; (C) whether the proposal is acceptable based on the historical and current operating results or financial condition of the Corporation;
     (D) whether a more favorable price could be obtained for the Corporation's stock or other securities in the future; (E) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees of the Corporation and its subsidiaries;
     (F) the future value of the stock or any other securities of the Corporation; (G) any antitrust or other legal and regulatory issues that are raised by the proposal; and (H) the business and financial condition and earnings prospects of the acquiring person or entity, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or entity. If the Board of Directors determines that any proposed Business
     Combination (as defined in Section 3-601 of the Maryland General Corporation Law) or actual or proposed transaction which would or may involve a change in control of the Corporation should be rejected, it may take any lawful action to defeat such transaction, including, but not limited to, any or all of the following: advising stockholders not to accept the proposal; instituting litigation against the party making the proposal; filing complaints with governmental and regulatory authorities; acquiring the stock or any of the securities of the Corporation; selling or otherwise issuing authorized but unissued stock, other securities or granting options or rights with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the party making the proposal; and obtaining a more favorable offer from another individual or entity.

          (5)   The Corporation may provide any
     indemnification permitted by the general laws of Maryland and shall indemnify current and former directors, officers, agents and employees as follows: (A) the Corporation shall indemnify its directors and officers, whether serving the Corporation or, at its request, any other entity, to the full extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) the Corporation shall indemnify other employees and agents, whether serving the Corporation or at its request any other entity, to such extent as shall be authorized by the Board of Directors or the Corporation's Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The
     Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions

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     occurring prior to such amendment or repeal or
     shall limit or eliminate the rights granted under indemnification agreements entered into by the Corporation and its directors, officers, agents and employees.

          (6)  To the fullest extent permitted by
     Maryland statutory or decisional law, as amended or interpreted, no current and former director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

          (7)  For any stockholder proposal to be
     presented in connection with an annual meeting of stockholders of the Corporation, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Corporation, the stockholders must have given timely notice thereof in writing to the Secretary of the Corporation in the manner and containing the information required by the Bylaws.
     Stockholder proposals to be presented in connection with a special meeting of stockholders will be presented by the Corporation only to the extent required by Section 2-502 of the Maryland
     General Corporation Law.

          (8)   Notwithstanding any provision of law
     requiring the authorization of any action by a greater proportion than a majority of the total number of shares of all classes of capital stock or of the total number of shares of any class of capital stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provided in the Charter.

     (b) The Corporation reserves the right from time to time to amend, alter, change or repeal any provision contained in the Charter, including any amendments changing the terms or contract rights, as expressly set forth in the Charter, of any of its outstanding stock by classification, reclassification or otherwise, by a majority of the directors' adopting a resolution setting forth the proposed change, declaring its advisability, and either calling a special meeting of the stockholders entitled to vote on the proposed change, or directing the proposed change to be considered at the next annual stockholders meeting.
Unless otherwise provided herein, the proposed change will be effective only if it is adopted upon the affirmative vote of the holders of not less than a majority of the aggregate votes entitled to be cast thereon (considered for this purpose as a single class); provided, however, that any amendment to, repeal of or adoption of any provision inconsistent with Article SEVENTH or subparagraphs (a)(4), (a)(5),
(a)(6) or (a)(7) or this paragraph (b) of this Article
EIGHTH will be effective only if it is adopted upon the affirmative vote of not less than 80% of the aggregate votes entitled to be cast thereon (considered for this purpose as a single class), and any amendment of the definition of "America First Group" in Article ELEVENTH will be effective only if it is adopted upon the affirmative vote of not less than a majority of votes entitled to be cast thereon by members of the America
First Group.

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     (c)  In furtherance and not in limitation of the
powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

     (d) The enumeration and definition of particular powers of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the general laws of the State of Maryland now or hereafter in force.

     NINTH: (a) (1) Except as provided in paragraph (h) of this Article NINTH, from the date of the closing of the Combination Transaction and prior to the Restriction Termination Date, no Person shall
Beneficially Own or Constructively Own shares of the outstanding Equity Stock in excess of the Ownership
Limit; (2) except as provided in paragraph (h) of this Article NINTH, from the date of the closing of the Combination Transaction and prior to the Restriction
Termination Date, any Transfer or other event that, if effective, would result in any Person Beneficially
Owning or Constructively Owning Equity Stock in excess of the Ownership Limit shall be void ab initio as to that number of shares of Equity Stock which would be otherwise Beneficially or Constructively Owned by such Person in excess of the Ownership Limit, and the intended transferee or the holder, as the case may be, shall acquire no rights in such excess shares of Equity
Stock; (3) except as provided in paragraph (h) of this Article NINTH, from the date of the closing of the Combination Transaction and prior to the Restriction
Termination Date, any Transfer or other event that, if effective, would result in the Equity Stock's being Beneficially Owned by fewer than 100 Persons
(determined without reference to any rules of attribution) shall be void ab initio as to that number of shares of Equity Stock which would be otherwise
Beneficially or Constructively Owned by the transferee or holder, and the intended transferee or the holder, as the case may be, shall acquire no rights in such excess shares of Equity Stock; and (4) from the date of the closing of the Combination Transaction and prior to the Restriction Termination Date, any Transfer of shares of Equity Stock or other event that, if effective, would result in the Corporation's being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio as to that number of shares of Equity Stock which would cause the Corporation to be "closely held" within the meaning of
Section 856(h) of the Code, and the intended transferee or the holder, as the case may be, shall acquire no rights in such excess shares of Equity Stock.

     (b) (1) If, notwithstanding the other provisions contained in this Article NINTH, at any time after the date of the closing of the Combination Transaction and prior to the Restriction Termination Date, there is a purported Transfer or other event such that any Person would either Beneficially Own or Constructively Own
Equity Stock in excess of the Ownership Limit, then, except as otherwise provided in paragraph (h) of this Article NINTH, such shares of Equity Stock in excess of the Ownership Limit (rounded up to the nearest whole share) shall be automatically converted into an equal

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number of shares of Excess Stock (such conversion shall
be effective as of the close of business on the Business Day prior to the date of the Transfer or other event); and (2) if, notwithstanding the other provisions contained in this Article NINTH (but subject to paragraph (m) of this Article NINTH), at any time after the date of the closing of the Combination
Transaction and prior to the Restriction Termination
Date, there is a purported Transfer or other event which, if effective, would cause the Corporation to become "closely held" within the meaning of Section
856(h) of the Code, then the shares of Equity Stock being Transferred or which are otherwise affected by the other event and which, in either case, would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code (rounded up to the nearest whole share) shall be automatically converted into an equal number of shares of Excess Stock (such conversion shall be effective as of the close of business on the Business Day prior to the date of the Transfer, change in capital structure or other event).

     (c) If the Board of Directors or its designees at any time determines in good faith that a Transfer or other event has taken place in violation of paragraph
(a) of this Article NINTH or that a Person intends to acquire or has attempted to acquire Beneficial
Ownership or Constructive Ownership of any shares of Equity Stock in violation of paragraph (a) of this Article NINTH, the Board of Directors or its designees shall take such action as it or they deem advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or other event or any attempted
Transfer or other event in violation of paragraph (a) of this Article NINTH shall be void ab initio and automatically result in the conversion described in paragraph (b) of this Article NINTH, irrespective of any action (or non-action) by the Board of Directors or its designees.

     (d)  Any Person who acquires or attempts or
intends to acquire shares of Equity Stock in violation of paragraph (a) of this Article NINTH, or any Person who is a transferee or holder such that Excess Stock results under paragraph (b) of this Article NINTH, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request, in good faith, in order to determine the effect, if any, of such Transfer or other event or such attempted Transfer or other event on the Corporation's status as a REIT.

     (e)  From the date of the closing of the
Combination Transaction and prior to the Restriction
Termination Date: (1) every Beneficial Owner or
Constructive Owner of 5% or more (or such other percentage at the time prescribed by the Code or the regulations promulgated thereunder) of the outstanding
Equity Stock of the Corporation shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Equity Stock Beneficially Owned or
Constructively Owned and a description of the manner in which such shares are held and shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT and to ensure compliance with the Ownership Limit; and (2) each Person who is a Beneficial Owner or Constructive Owner of Equity Stock and each Person (including the stockholder of record) who is holding Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT and to ensure compliance with the Ownership Limit.

     (f) Nothing contained in this Article NINTH (but subject to paragraph (m) of this Article NINTH) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT and to ensure compliance with the Ownership Limit.

     (g)  In the case of an ambiguity in the
application of any of the provisions of this Article
NINTH or any definition contained in Article ELEVENTH, the Board of Directors shall have the power to determine the application of the provisions of this Article NINTH or any definition contained in Article
ELEVENTH with respect to any situation based on the facts known to it. In the event this Article NINTH requires any action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article NINTH or any definition contained in Article
ELEVENTH.

     (h) The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board of Directors and upon such other conditions as the Board of Directors may direct, in each case to the effect that the restrictions contained in subparagraph
(a)(3) and/or subparagraph (a)(4) of this Article NINTH will not be violated, may exempt a Person from the Ownership Limit if (1) such Person is not an individual for purposes of Section 542(a)(2) of the Code or is an underwriter which participates in an offering of the Equity Stock for a period of 90 days following the purchase by such underwriter of the Equity Stock;
(2) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial or Constructive Ownership of Equity Stock will violate the Ownership Limit; and (3) such Person agrees that any violation or attempted violation will result in such Equity Stock being converted into Excess Stock in accordance with paragraph (b) of this Article NINTH;
provided, however, this exemption shall be available only if the intended transferee has given written notice to the Board of Directors of the proposed transfer no later than the fifteenth day prior to such transfer that, if consummated, would result in the intended transferee's owning shares of Equity Stock in excess of the Ownership Limit.

     (i) Each certificate for Equity Stock shall bear the following legend:

          The securities represented by this
          certificate are subject to
          restrictions on Beneficial and
          Constructive Ownership and Transfer
          for the purpose of the
          Corporation's maintenance of its
          status as a Real Estate Investment
          Trust under the Internal Revenue
          Code of 1986, as amended (the
          "Code").  Except as otherwise
          provided in the Charter of the
          Corporation, (1) no Person may
          Beneficially Own or Constructively
          Own shares of Equity Stock in
          excess of 9.8% (in value or number)
          of the outstanding Capital Stock of
          the Corporation; or (2) there shall
          be no Transfer or other event that
          would cause a violation of the
          Ownership Limit, that would result
          in Equity Stock of the Corporation
          being Beneficially Owned by fewer
          than 100 persons or that would
          result in the Corporation's being
          "closely held" under section 856(h)
          of the Code.  Any Person who
          violates, or attempts to
          Beneficially Own or Constructively
          Own shares of Equity Stock in
          excess of, the above limitations
          must immediately notify the
          Corporation in writing.  If the
          restrictions on transfer or
          ownership are violated, the shares
          of Equity Stock represented hereby
          will be automatically converted
          into shares of Excess Stock which
          will be held in trust for the
          benefit of one or more Charitable
          Beneficiaries as provided in the
          Charter.  In addition, upon the
          occurrence of certain events,
          attempted Transfers in violation of
          the restrictions described above
          may be void ab initio.  All
          capitalized terms in this legend
          have the meanings defined in the
          Charter of the Corporation, as the
          same may be amended from time to
          time, a copy of which, including
          the restrictions on transfer and
          ownership, will be furnished to
          each holder of Capital Stock of the
          Corporation on request and without
          charge.

          (j) (1) Upon any purported Transfer or other event that results in Excess Stock pursuant to paragraph (b) of this Article NINTH, such Excess
     Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable
     Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in Equity Stock being converted into Excess Stock.
     The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each
     Charitable Beneficiary shall be designated by the Corporation as provided in subparagraph (j)(6) of this Article NINTH.

          (2)  Shares of Excess Stock so held in trust
     shall be issued and outstanding stock of the Corporation. The Prohibited Owner shall have no rights in the Excess Stock held by the Trustee except as set forth in paragraph (j) of this Article NINTH. The Prohibited Owner shall not benefit economically from ownership of any Excess
     Stock held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

          (3) The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Excess Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.
     Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Equity Stock have been converted into Excess
     Stock shall be paid with respect to such shares of Excess Stock to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable
     Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of Excess
     Stock held in the Trust and, subject to Maryland law, effective as of the date that the shares of Equity Stock have been converted into Excess Stock and transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Equity Stock have been converted into Excess Stock and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. Notwithstanding the provisions of this Article EIGHTH, until the Corporation has received notification that shares of Equity Stock have been converted into Excess
     Stock and transferred into a Trust, the
     Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

          (4)  Within 20 days of receiving notice from
     the Corporation that Excess Stock has been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in this Article NINTH and who upon purchase of the shares will receive shares of the class or series which was converted into Excess Stock. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited
     Owner and to the Charitable Beneficiary as provided in this subparagraph (j)(4) of this Article NINTH. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited
     Owner for the Excess Stock or, if the Prohibited
     Owner did not give value for the Excess Stock in connection with the event causing the Excess Stock to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Excess Stock on the day of the event causing the Excess Stock to be held in the Trust and (2) the price per share of Excess Stock received by the Trustee from the sale or other disposition of the Excess Stock held in the Trust.
     Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.
     If, prior to the discovery by the Corporation that Excess Stock has been transferred to the Trustee, such Excess Stock is sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such Excess Stock that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this subparagraph (j)(4) of this Article NINTH, such excess shall be paid to the Trustee upon demand. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of assets of, the Corporation prior to the sale of the Excess Stock by the Trustee as set forth in this subparagraph (j)(4) of this Article NINTH, the Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the Excess Stock or, if the Prohibited Owner did not give value for the Excess Stock in connection with the event causing the Excess Stock to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Excess Stock on the day of the event causing the Excess Stock to be held in the Trust and (2) the amount of assets received in respect of the Excess

     Stock in any liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation. Any net sales proceeds or assets received in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.

          (5)  Excess Stock transferred to the Trustee
     shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a gift, devise or other such transaction, the Market Price at the time of such gift, devise or other such transaction) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the Excess Stock held in the Trust pursuant to subparagraph (j)(4) of this Article NINTH. Upon such sale to the Corporation, the interest of the Charitable Beneficiary in the Excess Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited
     Owner.

          (6)  By written notice to the Trustee, the
     Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the Excess
     Stock held in the Trust would not violate the restrictions set forth in subparagraph (a) of this Article NINTH in the hands of such Charitable
     Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections
     170(b)(1)(A), 2055 and 2522 of the Code.

     (k) Nothing contained in this Article NINTH (but subject to paragraph (m) of this Article NINTH) or in any other provision of the Charter shall limit the authority of the Board of Directors to take such other action as it in its sole discretion deems necessary or advisable to protect the Corporation and the interests of the stockholders by maintaining the Corporation's eligibility to be, and preserving the Corporation's status as, a qualified REIT under the Code.

     (l)  If any of the foregoing restrictions on
transfer of Excess Stock are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Prohibited Owner may be deemed, at the option of the Corporation, to have acted as an agent of the Corporation in acquiring such Excess Stock and to hold such Excess Stock on behalf of the Corporation.

     (m) Nothing in this Article NINTH precludes the settlement of transactions entered into through the facilities of the New York Stock Exchange.
Notwithstanding the fact that such settlement occurs, certain transactions may be settled by providing Excess
Stock as set forth in this Article NINTH.

     TENTH: The duration of the Corporation shall be perpetual.

     ELEVENTH: The following terms shall have the following meanings in the Charter:

          "Beneficial Ownership" shall mean
     ownership of Capital Stock by a Person,
     whether the interest in the shares of Capital
     Stock is held directly or indirectly
     (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner,"
     "Beneficially Owns" and "Beneficially Owned" shall have correlative meanings.

          "Board of Directors" shall mean the
     Board of Directors of the Corporation.

          "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

          "Bylaws" shall mean the Bylaws of the
     Corporation.

          "Capital Stock" shall mean all classes
     and series of stock which the Corporation shall have authority to issue and shall include stock that is Common Stock, Excess
     Stock, Preferred Stock or other stock.

          "Charitable Beneficiary" shall mean one
     or more beneficiaries of the Trust as
     determined pursuant to subparagraph (j)(6) of Article NINTH; provided, however, that each such organization must be described in
     Section 501(c)(3) of the Code and
     contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the
     Code.

          "Code" shall mean the Internal Revenue
     Code of 1986, as amended from time to time.

          "Combination Transaction" means the
     proposed combination of the Corporation and America First Participating/Preferred Equity
     Mortgage Fund Limited Partnership, America
     First Prep Fund 2 Limited Partnership and, if applicable, America First Prep Fund 2 Pension
     Series Limited Partnership.

          "Constructive Ownership" shall mean
     ownership of Capital Stock by a Person,
     whether the interest in the shares of Capital
     Stock is held directly or indirectly
     (including by nominee), and shall include interests that would be treated as owned through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner,"
     "Constructively Owns" and "Constructively
     Owned" shall have correlative meanings.

          "Equity Stock" shall mean stock that is
     either Common Stock or Preferred Stock.

          "Independent Director" means a director
     of the Corporation who is neither an employee of the Corporation nor an employee or director of America First Mortgage Advisory
     Corporation, a Maryland corporation.

          "Market Price" on any date shall mean
     the average of the Closing Prices for each of the five preceding Trading Days. The
     "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York
     Stock Exchange or, if the Equity Stock is not listed or admitted to trading on the New York
     Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Stock is listed or admitted to trading or, if the Equity Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National
     Association of Securities Dealers, Inc.
     Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Equity Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Stock selected by the Board of Directors of the Corporation. "Trading Day" shall mean a day on which the principal national securities exchange on which the Equity Stock is listed or admitted to trading is open for the transaction of business or, if the Equity Stock is not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

          "Ownership Limit" shall mean 9.8% (in
     value or number) of the outstanding Capital
     Stock of the Corporation.

          "Person" shall mean an individual,
     corporation, partnership, estate, trust
     (including a trust qualified under Section
     401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of
     Section 509(a) of the Code, joint stock
     company or other entity and also includes a group as that term is used for purposes of
     Section 13(d)(3) of the Securities Exchange
     Act of 1934, as amended.

          "Prohibited Owner" shall mean, with
     respect to any purported Transfer or other event, any Person who, but for the provisions of subparagraph (j)(1) of Article NINTH, would Beneficially Own or Constructively Own shares of Excess Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares of Excess Stock that the Prohibited
     Owner would have so owned.

          "REIT" shall mean a Real Estate
     Investment Trust under Section 856 of the
     Code.

          "Restriction Termination Date" shall
     mean the first day after the date of the closing of the Combination Transaction on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

          "Transfer" shall mean any sale,
     transfer, gift, hypothecation, pledge,
     assignment, devise or other disposition of Capital Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Capital Stock), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.

          "Trust" shall mean the trust created
     pursuant to subparagraph (j)(1) of Article
     NINTH.

          "Trustee" shall mean the Person
     unaffiliated with the Corporation and any Prohibited Owner that is appointed by the Corporation to serve as trustee of the Trust.

          "Voting Stock" shall mean the
     outstanding shares of Capital Stock of the Corporation entitled to vote generally in the election of directors.


     TWELFTH: In the event any term, provision, sentence or paragraph of the Charter of the Corporation is declared by a court of competent jurisdiction to be invalid or unenforceable, such term, provision, sentence or paragraph shall be deemed severed from the remainder of the Charter, and the balance of the Charter shall remain in effect and be enforced to the fullest extent permitted by law and shall be construed to preserve the intent and purposes of the Charter.
Any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term, provision, sentence or paragraph of the Charter in any other jurisdiction.

     IN WITNESS WHEREOF, I have signed these Articles of Incorporation, acknowledging the same to be my act, on the 24th day of July, 1997.

                           /s/Billie J. Swoboda

                           --------------------




     SECOND:   The foregoing amendment to the charter
of the Corporation does not increase the authorized stock of the Corporation.

     THIRD:    The foregoing amendment to the charter
of the Corporation has been approved by the Board of Directors. No stock entitled to be voted on the matter was outstanding or subscribed for at the time of approval by the Board of Directors.

     IN WITNESS WHEREOF, AMERICA FIRST MORTGAGE
INVESTMENTS, INC. has caused these presents to be signed in its name and on its behalf by its Chief
Executive Officer and President and witnessed by its Secretary on April 8, 1998.

                            /s/ Stewart Zimmerman


                            Name:   Stewart Zimmerman
                            Title:  Chief Executive
                                      Officer and
                                      President
Witness:


 /s/ William S. Gorin
---------------------
Name: William S. Gorin
Title:    Secretary

     THE UNDERSIGNED, Chief Executive Officer and
President of AMERICA FIRST MORTGAGE INVESTMENTS, INC., who executed on behalf of the corporation the foregoing
Articles of Amendment and Restatement of which this certificate is made a part hereby acknowledges in the name and on behalf of said corporation the foregoing
Articles of Amendment and Restatement to be the corporate act of said corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                          /s/ Stewart Zimmerman


                          Name:   Stewart Zimmerman
                          Title:  Chief Executive
                                   Officer and
                                   President